Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2023 RESULTS

Outperformance led by Commercial Loan Growth and a Strong Net Interest Margin

Jericho, NY – October 23, 2023 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the third quarter of 2023. We have included the following key updates, as well as significant achievements during the quarter:

Relationship Banking with Strong Foundational Balance Sheet Management

●	Core commercial relationship banking clients in our two national verticals represent approximately 85% of our $1.3 billion deposit base in the current quarter. These relationship banking clients are derived from coupling lending facilities, payment processing, and other unique custodial banking needs with commercial cash management depository services, leading to a stable and reliable core deposit base.

●	Solid credit metrics, asset quality, and reserve coverage ratios with no nonperforming loans at quarter end and a 1.38% allowance for credit losses to loans ratio. Within our commercial real estate portfolio, we have no exposure to commercial office space and only $15.7 million of exposure to the hospitality industry as of September 30, 2023.

●	Our overall liquidity position (cash, borrowing capacity, and available reciprocal client sweep balances) totaled $782.4 million, or 61% of total deposits.

●	Uninsured deposits totaled $373.1 million, or 29%, of total deposits with approximately 85% representing clients with full relationship banking including, but not limited to, law firm operating accounts, certain balances of escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

●	Strong interest rate risk management with short duration assets (approximately 60% of loans tied to prime). Coupling this with low-cost core relationship deposits leads to an industry leading net interest margin of 6.19%.

●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.34% and 12.52%, respectively. Including the after tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $17.4 million and $8.0 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios would have been 12.21% and 11.98%, respectively.

Significant Achievements and Key Performance Metrics for the Quarter Ended September 30, 2023

●	Net income increased 28% to $9.8 million, or $1.17 per diluted share, as compared to $7.7 million, or $0.94 per diluted share, for the comparable quarter in 2022, and $9.1 million, or $1.10 per diluted share for the second quarter of 2023.

●	Industry leading returns on average assets and equity of 2.71% and 21.44%, respectively, as compared to 2.48% and 20.60% for the same period in 2022, and 2.65% and 21.03% for the second quarter of 2023.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Continued expansion of our total revenue base fueled by an industry leading net interest margin of 6.19% and strong fee-based income totaling $6.5 million in the current quarter, led by our payment processing platform. Fee income represented 23% of total revenue.

●	Significant loan growth totaling $57.7 million, or 22% annualized, to $1.1 billion on a linked quarter basis, focused primarily in higher yielding variable rate commercial loans nationally and our multi-family real estate portfolio. These newly originated commercial loans have and will continue to create additional opportunities for full commercial banking relationships (commercial deposits).

●	Stable low-cost core commercial relationship deposit model totaling $1.3 billion and a cost-of-funds of 0.69% (including demand deposits). We anticipate continued increases in our cost-of-funds in response to the current interest rate environment, which may negatively impact our net interest margin in the future. Off-balance sheet sweep funds totaled $457.3 million at quarter end, with approximately 61% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fees totaled $619 thousand.

●	Stable and consistent payment processing fee income of $5.6 million with continued increases in small business clients nationally totaling 83,000. Our technology enabled payments platform facilitated the processing of $8.4 billion in credit and debit card payment volume across 157.3 million transactions for our clients.

●	Strong efficiency ratio of 48.7% despite recent hires including, but not limited to, senior business development/sales officers (“BDOs”), senior underwriters and other support staff in various areas focused on our client-centric relationship banking model as well as risk and compliance management.
●	On October 2, 2023, Esquire was named to the Piper Sandler 2023 Bank & Thrift Small Market-All Stars. This distinction identifies Esquire as one of the top performing small-cap financial institutions in the country.

“Being named a top performing financial institution by the investment banking community during 2023 is a testament to our dedicated management team, valued employees, and client-centric business model that continuously builds long-term stakeholder value,” stated Tony Coelho, Chairman of the Board.

“Our continued investment in current resources including people and technology clearly demonstrates the untapped potential of both national verticals while also ensuring that we do not sacrifice our focus on excellence in client service and overall risk management across the entire Company,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President.

Third Quarter Earnings

Net income for the quarter ended September 30, 2023 was $9.8 million, or $1.17 per diluted share, compared to $7.7 million, or $0.94 per diluted share for the same period in 2022. Returns on average assets and equity for the current quarter were 2.71% and 21.44%, respectively, compared to 2.48% and 20.60% for the same period of 2022.

Net interest income for the third quarter of 2023 increased $6.2 million, or 39.7%, to $21.7 million, due to growth in average interest earning assets (funded with core deposits) totaling $200.7 million, or 16.8%, to $1.4 billion as well as a 101 basis point increase in our net interest margin to 6.19% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 126 basis points to 7.79%, primarily driven by higher yielding variable rate commercial loan growth (approximately 60% of our portfolio is tied to prime) that also drove core deposit growth from our relationship banking platform. Average loans in the quarter increased $235.7 million, or 27.6%, to $1.1 billion when compared to the third quarter of 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional real estate loan portfolio. Our loan-to-deposit ratio was 86.8% as our low-cost deposit base increased $95.1 million, or 8.0%, primarily due to growth in our longer duration escrow deposit banking relationships. Average securities in the quarter remained flat, totaling $207.9 million and yields increased 28 basis points to 2.36% primarily due to reinvestment of portfolio cash flows into securities at current market rates. The movement in short-term interest rates increased yields and interest income on our interest earning cash balances. In the current quarter, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans. Our deposit cost-of-funds, excluding demand deposits, increased 88 basis points in the current quarter when compared to 2022 due to increases in short-term interest rates as well as management pro-actively increasing rates on escrow accounts in the various states where we operate (interest on lawyer trust accounts or IOLTA). We anticipate continued increases in our cost-of-funds due to the current short-term interest rate environment. These increases may negatively impact our net interest margin in future quarters.

The provision for credit losses was $1.2 million for the third quarter of 2023, a $550 thousand increase from the third quarter 2022 provision. As of September 30, 2023, our allowance to loans ratio was 1.38% as compared to 1.24% as of September 30, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market.

Noninterest income increased to $6.5 million for the third quarter of 2023 as compared to $6.4 million in the same period for 2022.  Payment processing income was $5.6 million for the third quarter of 2023, a $163 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.1 billion, or 14.6%, to $8.4 billion and 15.3 million, or 10.7%, to 157.3 million transactions, respectively, for the quarter ended September 30, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, an increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 83,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income decreased $267 thousand, or 30.1%, to $619 thousand for the third quarter of 2023. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. In September 2023, the Company’s remaining partnership interests in Litify were exchanged for cash and undiscounted noncash consideration of approximately $2.9 million. As a result, the Company recognized a gain on its investment of $1.3 million in the third quarter of 2023.  The Company also recognized an equity method loss of $1.3 million on its investment in a third party sponsored NFL consumer post settlement loan fund.  The NFL fund’s primary model assumptions were adjusted to extend the expected weighted average life of the underlying assets by approximately one year.  The Company presents this investment in other assets with a carrying amount of $10.7 million.

Noninterest expense increased $2.9 million, or 27.0%, to $13.8 million for the third quarter of 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, data processing, professional services costs, occupancy and equipment, and travel and business relations. Employee compensation and benefits costs increased $1.9 million, or 29.4%, due to increases in staff and officer level employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. In 2023, we hired six regional managing directors/senior BDOs, resources within our commercial underwriting/lending area, sales support staff, operational staff to support Esquire’s future growth plans as well as our risk management and compliance areas, and a senior vice president and chief legal officer/corporate secretary. Professional services costs increased $485 thousand primarily due to our focus on compliance and risk management in the payment processing division. Data processing costs increased $266 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $75 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts. Occupancy and equipment costs increased $76 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth.

The Company’s efficiency ratio was 48.7% for the three months ended September 30, 2023, as compared to 49.3% in 2022, despite our significant increase in resources including, but not limited to, people and technology to support growth, risk management, and compliance.  This improvement is a result of our continued revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.0% for the third quarter of 2023, as compared to 26.5% for the same period in 2022. The effective tax rate in the third quarter of 2023 was impacted by certain discrete tax benefits related to share-based compensation.

Year to Date Earnings

Net income for the nine months ended September 30, 2023 was $31.1 million, or $3.74 per diluted share, compared to $19.4 million, or $2.37 per diluted share for the same period in 2022. Returns on average assets and equity for the nine months ended September 30, 2023 were 3.00% and 24.09%, respectively, compared to 2.14% and 17.88% for the same period of 2022. Excluding the year-to-date pretax gain of $5.3 million on our Litify investment and the $1.3 million equity method loss on our investment in a third party sponsored NFL consumer post settlement loan fund, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the nine months ended September 30, 2023 would have been $28.2 million, $3.39, 2.71% and 21.82%, respectively.

Net interest income for the nine months ended 2023 increased $20.1 million, or 49.0%, to $61.1 million, due to growth in average interest earning assets (funded with core deposits) totaling $175.6 million, or 15.0%, to $1.3 billion as well as a 139 basis point increase in our net interest margin to 6.08% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 160 basis points to 7.68%, primarily driven by higher yielding variable rate commercial loan growth (approximately 60% of our portfolio is tied to prime). Average loans for the nine months ended September 30, 2023 increased $188.1 million, or 22.8%, to $1.0 billion when compared to the nine months ended September 30, 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional real estate loans. Average securities for the nine months ended September 30, 2023 increased $6.8 million to $208.3 million as yields increased 33 basis points to 2.30% primarily due to reinvestment of portfolio cash flows into securities at current market interest rates, increasing interest income $606 thousand to $3.6 million for the nine months ended September 30, 2023. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances. Our deposit cost-of-funds, excluding demand deposits, increased 78 basis points when comparing the first nine months of 2023 to the same period in 2022 due to increases in short-term interest rates as well as management pro-actively increasing rates on IOLTA or escrow accounts in the various states where we operate. We anticipate additional increases in our cost-of-funds in the future due to the current short-term interest rate environment. These increases may negatively impact our net interest margin in future quarters.

The provision for credit losses was $3.0 million for the nine months ended September 30, 2023, an $885 thousand increase from the same period in 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market.

Noninterest income increased to $23.5 million for the nine months ended September 30, 2023, as compared to $18.1 million in same period in 2022.  Payment processing income was $16.9 million for the nine months ended September 30, 2023, a $611 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $3.8 billion, or 18.6%, to $24.5 billion and 61.0 million, or 15.4%, to 457.0 million transactions, respectively, for the nine months ended September 30, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, the increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. ASP fee income increased $375 thousand, or 24.8%, to $1.9 million for the nine months ended September 30, 2023 as average balances of off-balance sheet sweep funds and the increases in short-term interest rates directly impact fee income. In February 2023, Litify was reorganized into a partnership and an unrelated third party acquired majority ownership in the reorganized entity. As an equity holder and party to the reorganization and sale transaction, the Company’s partnership interests were exchanged for cash and undiscounted noncash consideration of approximately $8.3 million. As a result, the Company recognized a gain of $5.3 million in 2023. As previously noted, the Company also recognized an equity method loss of $1.3 million on its investment in a third party sponsored NFL consumer post settlement loan fund in 2023.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Noninterest expense increased $8.6 million, or 28.1%, to $39.2 million for the nine months ended September 30, 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, professional services costs, data processing, hiring related costs, travel and business relations, occupancy and equipment, and advertising and marketing. Employee compensation and benefits costs increased $4.8 million, or 25.2%, due to increases in staff and officer level employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. As previously noted, we have made a significant investment in people in almost all areas of our Company to support future growth, client-centric relationship banking, and overall compliance and risk management across all verticals.   Professional services costs increased $2.2 million with $1.1 million representing costs associated with the retention of a global executive search firm to further expand our regional national sales capabilities (BDOs), commercial underwriting support staff, and payment processing staff. The remaining $1.1 million increase in professional services costs was primarily due to incremental increases in insurance, legal, accounting, risk management, and compliance costs. Data processing costs increased $590 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $245 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts. Occupancy and equipment costs increased $240 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Advertising and marketing costs increased $107 thousand, as we continued to grow our brand and expand our thought leadership through digital marketing efforts in our national verticals.

The Company’s efficiency ratio was 46.4% for the nine months ended September 30, 2023, as compared to 51.7% in 2022, despite our investment in resources as noted above. The adjusted(1) efficiency ratio was 48.7% excluding the Litify gain of $5.3 million and the $1.3 million loss on our investment in the NFL loan fund. Our national platforms that drive our growth have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate for the nine months ended September 30, 2023, and 2022 was 26.5%.

Asset Quality

At September 30, 2023, there were no nonperforming loans while the allowance for credit losses was $15.3 million, or 1.38% of total loans, as compared to $10.9 million, or 1.24% of total loans at September 30, 2022. As of January 1, 2023, the Company adopted the CECL Standard which increased its allowance for credit losses as a percentage of loans by 2 basis points, or $283 thousand, which was reflected as an adjustment to retained earnings in the first quarter. The remaining increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market. As part of the adoption of the CECL Standard, management established a credit reserve for unfunded loan commitments of $500 thousand which is classified in other liabilities on the Statement of Financial Condition and reflected as an adjustment to retained earnings.

Balance Sheet

At September 30, 2023, total assets were $1.5 billion, reflecting a $134.9 million, or 10.0% increase from September 30, 2022. This increase was primarily attributable to growth in loans totaling $238.3 million, or 27.2%, to $1.1 billion. Our higher yielding variable rate commercial loans increased $183.4 million, or 38.3%, during this same period. Our commercial relationship banking sales pipeline remains robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This coupled with our regional BDOs and related support staff should continue to drive growth across our national commercial platforms. Our available-for-sale securities portfolio increased $3.0 million to $114.4 million as compared to September 30, 2022 driven by purchases partially offset by paydowns and unrealized losses associated with the current interest rate environment. Our held-to-maturity securities portfolio decreased $1.3 million to $78.8 million as compared to September 30, 2022. In the current quarter, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	September 30,		December 31,		September 30,
	2023		2022		2022

	(Dollars in thousands)
Real estate:
Multifamily	$327,653	29.4%	$262,489	27.7%	$263,689	30.1%
Commercial real estate	90,052	8.1	91,837	9.7	83,515	9.5
1 – 4 family	20,974	1.9	25,565	2.7	31,496	3.6
Total real estate	438,679	39.4	379,891	40.1	378,700	43.2
Commercial	662,272	59.4	552,082	58.2	478,854	54.7
Consumer	13,390	1.2	16,580	1.7	18,424	2.1
Total loans held for investment	$1,114,341	100.0%	$948,553	100.0%	$875,978	100.0%
Deferred loan fees and unearned premiums, net	(903)		(1,258)		(864)
Loans, held for investment	$1,113,438		$947,295		$875,114

Total deposits were $1.3 billion as of September 30, 2023, a $95.1 million, or 8.0%, increase from September 30, 2022. This was primarily due to a $79.4 million, or 11.0%, increase in Savings, NOW and Money Market deposits, driven by our IOLTA (escrow) deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships with our clients through lending facilities, payment processing, and other unique service orientated relationships in our two national verticals, rather than just competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $651.9 million, or 50.8%, of total deposits. These law firm escrow accounts, as well as other fiduciary deposit accounts, are for the benefit of the law firm’s clients (or claimants) and are titled in a manner to ensure that the maximum amount of FDIC insurance coverage passes through the account to the beneficial owner of the funds held in the account. Therefore, these law firm escrow accounts carry FDIC insurance at the claimant settlement level, not at the deposit account level. As of September 30, 2023, uninsured deposits were $373.1 million, or 29%, of our total deposits of $1.3 billion, excluding $6.7 million of affiliate deposits held by the Bank. Approximately 85% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of September 30, 2023, off-balance sheet sweep funds totaled approximately $457.3 million, of which approximately $310.4 million, or 67.9%, was available to be swept back onto our balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At September 30, 2023, we had the ability to borrow up to $279.6 million from the FHLB of New York and $58.2 million from the FRB of New York discount window.  No borrowing amounts were outstanding in 2023. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings. Additionally, the Company has access to the Federal Reserve Bank Term Funding Program but has not drawn on such facility.

Stockholders’ equity increased $37.1 million to $185.6 million as of September 30, 2023 when compared to September 30, 2022. This increase was primarily due to net income and amortization of share-based compensation, partially offset by the following items: increases in dividends declared to common stockholders; increases in other comprehensive losses; a January 1, 2023 reduction attributable to the adoption of the CECL standard; and the repurchase of 8,000 shares of common stock. The other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio, net of tax, that have been negatively impacted by recent increases in short-term market interest rates.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$120,646	$164,122	$182,125
Securities purchased under agreements to resell, at cost	—	49,567	50,225
Securities available-for-sale, at fair value	114,373	109,269	111,375
Securities held-to-maturity, at cost	78,779	78,377	80,102
Securities, restricted at cost	2,928	2,810	2,810
Loans, held for investment	1,113,438	947,295	875,114
Less: allowance for credit losses (1)	(15,328)	(12,223)	(10,885)
Loans, net of allowance	1,098,110	935,072	864,229
Premises and equipment, net	2,503	2,704	2,852
Other assets	65,073	53,718	53,825
Total Assets	$1,482,412	$1,395,639	$1,347,543

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$472,073	$444,324	$445,557
Savings, NOW and money market deposits	802,332	764,354	722,972
Certificates of deposit	8,188	19,558	18,928
Total deposits	1,282,593	1,228,236	1,187,457
Other liabilities	14,209	9,245	11,548
Total liabilities	1,296,802	1,237,481	1,199,005
Total stockholders' equity	185,610	158,158	148,538
Total Liabilities and Stockholders' Equity	$1,482,412	$1,395,639	$1,347,543

Selected Financial Data
Common shares outstanding	8,203,259	8,195,333	8,082,918
Book value per share	$22.63	$19.30	$18.38
Equity to assets	12.52%	11.33%	11.02%

Capital Ratios (2)
Tier 1 leverage ratio	11.98%	10.98%	11.57%
Common equity tier 1 capital ratio	14.34%	14.21%	14.77%
Tier 1 capital ratio	14.34%	14.21%	14.77%
Total capital ratio	15.59%	15.44%	15.90%

Asset Quality
Nonperforming loans	$—	$4	$5,820
Allowance for credit losses to total loans	1.38%	1.29%	1.24%
Nonperforming loans to total loans	0.00%	0.00%	0.67%
Nonperforming assets to total assets	0.00%	0.00%	0.43%
Allowance to nonperforming loans	NM	NM	187%

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, so accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest income	$23,901	$22,055	$15,960	$66,321	$41,940
Interest expense	2,176	1,966	413	5,218	934
Net interest income	21,725	20,089	15,547	61,103	41,006
Provision for credit losses (1)	1,200	1,325	650	3,025	2,140
Net interest income after provision for credit losses	20,525	18,764	14,897	58,078	38,866

Noninterest income:
Payment processing fees	5,621	5,764	5,458	16,898	16,287
(Loss) gain on equity investments	(14)	—	—	4,013	—
Other noninterest income	921	931	974	2,574	1,856
Total noninterest income	6,528	6,695	6,432	23,485	18,143

Noninterest expense:
Employee compensation and benefits	8,433	7,803	6,519	23,720	18,952
Other expenses	5,326	5,173	4,319	15,496	11,657
Total noninterest expense	13,759	12,976	10,838	39,216	30,609
Income before income taxes	13,294	12,483	10,491	42,347	26,400
Income taxes	3,457	3,370	2,780	11,218	6,996
Net income	$9,837	$9,113	$7,711	$31,129	$19,404

Earnings Per Share
Basic	$1.27	$1.18	$1.01	$4.04	$2.54
Diluted	1.17	1.10	0.94	3.74	2.37
Basic - adjusted (2)	1.28	1.18	1.01	3.66	2.54
Diluted - adjusted (2)	1.17	1.10	0.94	3.39	2.37

Selected Financial Data
Return on average assets	2.71%	2.65%	2.48%	3.00%	2.14%
Return on average equity	21.44	21.03	20.60	24.09	17.88
Adjusted return on average assets (2)	2.71	2.65	2.48	2.71	2.14
Adjusted return on average equity (2)	21.46	21.03	20.60	21.82	17.88
Net interest margin	6.19	6.02	5.18	6.08	4.69
Efficiency ratio (2)	48.7	48.4	49.3	46.4	51.7
Adjusted efficiency ratio (2)	48.7	48.4	49.3	48.7	51.7

Cash dividends paid per common share	$0.125	$0.125	$0.090	$0.350	$0.180

Weighted average basic shares	7,717,971	7,708,350	7,637,407	7,711,722	7,628,903
Weighted average diluted shares	8,379,112	8,299,704	8,226,214	8,330,109	8,186,097

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	September 30,			June 30,			September 30,
	2023			2023			2022
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost

			(Dollars in thousands)
INTEREST EARNING ASSETS
Loans, held for investment	$1,090,112	$21,408	7.79%	$993,353	$19,137	7.73%	$854,447	$14,055	6.53%
Securities, includes restricted stock	207,873	1,238	2.36%	208,211	1,189	2.29%	214,722	1,126	2.08%
Securities purchased under agreements to resell	9,932	158	6.31%	49,963	715	5.74%	49,771	377	3.01%
Interest earning cash and other	84,581	1,097	5.15%	85,991	1,014	4.73%	72,902	402	2.19%
Total interest earning assets	1,392,498	23,901	6.81%	1,337,518	22,055	6.61%	1,191,842	15,960	5.31%

NONINTEREST EARNING ASSETS	49,762			44,004			43,358

TOTAL AVERAGE ASSETS	$1,442,260			$1,381,522			$1,235,200

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$722,684	$1,988	1.09%	$673,154	$1,809	1.08%	$572,966	$368	0.25%
Time deposits	18,565	187	4.00%	16,234	156	3.85%	19,141	44	0.91%
Total interest bearing deposits	741,249	2,175	1.16%	689,388	1,965	1.14%	592,107	412	0.28%
Borrowings	46	1	8.62%	46	1	8.72%	48	1	8.27%
Total interest bearing liabilities	741,295	2,176	1.16%	689,434	1,966	1.14%	592,155	413	0.28%

NONINTEREST BEARING LIABILITIES
Demand deposits	501,841			500,058			481,599
Other liabilities	17,091			18,231			12,966
Total noninterest bearing liabilities	518,932			518,289			494,565
Stockholders' equity	182,033			173,799			148,480

TOTAL AVG. LIABILITIES AND EQUITY	$1,442,260			$1,381,522			$1,235,200
Net interest income		$21,725			$20,089			$15,547
Net interest spread			5.65%			5.47%			5.03%
Net interest margin			6.19%			6.02%			5.18%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

	(Dollars in thousands)
INTEREST EARNING ASSETS
Loans, held for investment	$1,012,469	$58,160	7.68%	$824,402	$37,499	6.08%
Securities, includes restricted stock	208,298	3,581	2.30%	201,502	2,975	1.97%
Securities purchased under agreements to resell	36,289	1,526	5.62%	49,307	699	1.90%
Interest earning cash and other	86,247	3,054	4.73%	92,617	767	1.11%
Total interest earning assets	1,343,303	66,321	6.60%	1,167,828	41,940	4.80%

NONINTEREST EARNING ASSETS	45,836			46,577

TOTAL AVERAGE ASSETS	$1,389,139			$1,214,405

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$681,613	$4,809	0.94%	$557,316	$841	0.20%
Time deposits	14,774	406	3.67%	19,186	90	0.63%
Total interest bearing deposits	696,387	5,215	1.00%	576,502	931	0.22%
Borrowings	46	3	8.72%	67	3	5.99%
Total interest bearing liabilities	696,433	5,218	1.00%	576,569	934	0.22%

NONINTEREST BEARING LIABILITIES
Demand deposits	502,211			481,887
Other liabilities	17,737			10,817
Total noninterest bearing liabilities	519,948			492,704
Stockholders' equity	172,758			145,132

TOTAL AVG. LIABILITIES AND EQUITY	$1,389,139			$1,214,405
Net interest income		$61,103			$41,006
Net interest spread			5.60%			4.58%
Net interest margin			6.08%			4.69%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized loss (gain), net of tax, on the Company’s equity investments.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net income – GAAP	$9,837	$9,113	$7,711	$31,129	$19,404
Less: loss (gain) on equity investments	14	—	—	(4,013)	—
Add: income tax impact	(4)	—	—	1,083	—
Adjusted net income	$9,847	$9,113	$7,711	$28,199	$19,404

Return on average assets – GAAP	2.71%	2.65%	2.48%	3.00%	2.14%
Adjusted return on average assets	2.71%	2.65%	2.48%	2.71%	2.14%

Return on average equity – GAAP	21.44%	21.03%	20.60%	24.09%	17.88%
Adjusted return on average equity	21.46%	21.03%	20.60%	21.82%	17.88%

Basic earnings per share – GAAP	$1.27	$1.18	$1.01	$4.04	$2.54
Adjusted basic earnings per share	$1.28	$1.18	$1.01	$3.66	$2.54

Diluted earnings per share – GAAP	$1.17	$1.10	$0.94	$3.74	$2.37
Adjusted diluted earnings per share	$1.17	$1.10	$0.94	$3.39	$2.37

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Efficiency ratio – non-GAAP(1)	48.7%	48.4%	49.3%	46.4%	51.7%
Noninterest expense – GAAP	$13,759	$12,976	$10,838	$39,216	$30,609
Net interest income – GAAP	21,725	20,089	15,547	61,103	41,006
Noninterest income – GAAP	6,528	6,695	6,432	23,485	18,143
Less: loss (gain) on equity investments	14	—	—	(4,013)	—
Adjusted noninterest income – non-GAAP	$6,542	$6,695	$6,432	$19,472	$18,143
Adjusted efficiency ratio – non-GAAP(2)	48.7%	48.4%	49.3%	48.7%	51.7%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

September 30,
2023
Total assets - GAAP	$1,482,412
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,482,412

Total stockholders' equity - GAAP	$185,610
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	185,610
Add: unrecognized losses on securities held-to-maturity, net of tax	(7,993)
Adjusted TCE - non-GAAP	$177,617

Stockholders' equity to assets - GAAP	12.52%
TCE to TA - non-GAAP	12.52%
Adjusted TCE to TA - non-GAAP	11.98%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

September 30,
2023
Common equity tier 1 ("CET1") capital - Bank	$170,558
Less: unrealized losses on securities available-for-sale , net of tax	(17,401)
Less: unrecognized losses on securities held-to-maturity, net of tax	(7,993)
Adjusted CET1 capital - Bank	$145,164

Total risk-weighted assets - Bank	$1,189,300

CET1 capital ratio(1)	14.34%
Adjusted CET1 capital ratio(1)	12.21%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.